EXHIBIT 99.1

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND ANNOUNCES

STRONG LEASING ACTIVITY

DENVER, CO — May 3, 2013 — Dividend Capital Diversified Property Fund Inc. (“DPF” or “the Company”), a diversified public REIT, announced today leasing activity metrics. For the quarter ending March 31, 2013, excluding the Company’s interest in Comerica Tower in Dallas, TX, the Company’s portfolio is approximately 96.1% leased compared to 92.0% as of December 31, 2012.

“We are very pleased with our portfolio operating metrics. Leasing activity is strong across our office, retail and industrial properties,” said Austin Lehr, Chief Operating Officer of DPF. “This significant positive increase in occupancy is a result of approximately 710,000 square feet of net absorption in the portfolio, with leases to a variety of leading tenants.”

“Obtaining this level of occupancy is a team effort,” said Jeff Johnson, Chief Executive Officer of DPF. “Our asset managers select and manage high quality leasing agents and property managers. These results reflect our strategy of acquiring buildings that exhibit long term demand in supply constrained markets.”

About Dividend Capital Diversified Property Fund

Dividend Capital Diversified Property Fund is a public REIT that calculates a daily NAV; based in Denver, CO., the Company owns and operates a diversified portfolio of commercial real estate assets. As of March 31, 2013, the company owned 92 operating properties in 31 geographic markets. More information is available at www.dividendcapitaldiversified.com.

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This material may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. Dividend Capital Diversified Property Fund cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Diversified Property Fund’s expectations include, but are not limited to, the uncertainty of funding Dividend Capital Diversified Property Fund’s future capital needs, delays in the acquisition, development, and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically, and other risks detailed from time to time in Dividend Capital Diversified Property Fund’s Securities and Exchange Commission reports. Such forward-looking statements pertain only as of the date of this press release. Dividend Capital Diversified Property Fund expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Contact

Eric Paul

Dividend Capital

(303) 228-2200